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MONSANTO SHARES 2010 GUIDANCE, OUTLOOK FOR ROUNDUP®

CFO Carl Casale Discusses Strength of Seeds and Traits Business and Reaffirms 2009 EPS Guidance

ST. LOUIS (Sept. 10, 2009) – Monsanto Company’s (NYSE: MON) Chief Financial Officer Carl Casale today will share guidance for 2010 that underscores the strength of the company’s seeds and traits business as well as resets expectations for Roundup® and all other glyphosate-based herbicides.
Casale will reaffirm full-year 2009 ongoing earnings per share (EPS) at the low end of its previously-announced range of $4.40 to $4.50 and update key drivers for this guidance. Gross profit for Roundup® and other glyphosate-based herbicides is expected to be lower than anticipated, offset by an expected slightly higher seeds and genomics gross profit, incremental selling, general and administrative savings, and a lower tax rate. Monsanto expects ongoing EPS in the range of $3.10 to $3.30 for fiscal year 2010, Casale will say in prepared remarks at the UBS Fourth Annual Best of Americas Conference in London.  (For a reconciliation of 2009 and 2010 ongoing full year EPS, see note 1.)
Casale will re-emphasize the company’s commitment to more than doubling gross profit in fiscal year 2012 over its fiscal year 2007 base, with seeds and genomics making up 85 percent of the total gross profit mix by that time. The company expects to achieve these results by making its farmer customers around the world more profitable, he will explain.
Total company gross profit is expected to reach $6.1 billion to $6.3 billion in 2010, with seeds and traits gross profit crossing the $5 billion mark for the first time, with a projected range of $5.1 billion to $5.2 billion. Gross profit from Roundup® and other glyphosate-based products is expected in the range of $650 million to $750 million in 2010.
“Globally on the farm, the underlying economic proposition is still positive and the need for more yield is still a valid near- and long-term assumption; on the other hand, there is some near-term supply/ demand imbalance in the chemical side of agriculture,” Casale will say. “We are now managing our way through a competitive spike in the supply of generic glyphosate. The financial effect for us has been that we are now targeting to optimize the gross profit from Roundup® and other glyphosate-based products at $1 billion annually. While we can see a path to the $1 billion target in 2012, there are multiple headwinds causing us to forecast below that mark in the next two years.”
The global branded net average selling price will be approximately $10 to $12 per gallon in 2010, with premiums more in line with historical norms. Volumes for Roundup® and other glyphosate-based herbicides are targeted at more than 250 million gallons for fiscal year 2010.

“In short, our growth as a company will not be driven by the 15 percent of the business that will be the agricultural productivity segment, but by the 85 percent that will be seeds and genomics,” Casale will explain. “Said another way, the 20 percent compound annual growth rate for seeds and genomics from 2007 to 2012 is tied to the most critical and sophisticated choice the growers make each year, and the one that they will value above any other input.  Our growth is tied to the things we can control: the pace of innovation and the speed to market.”
By 2030, the world population is expected to top 8 billion people, with rising income levels that will shift dietary preferences to more animal protein consumption, Casale will say. Monsanto is uniquely positioned to meet this incremental demand with its global germplasm pool and robust pipeline that are enabling advances such as drought-tolerance and yield. This has led to next-generation products that consistently deliver value to farmers around the world.
The company’s use of cash will continue to focus on areas that contribute growth and return value to shareowners, Casale will highlight, citing a continuing commitment to use free cash flow for a combination of investments, dividends and share repurchases.
The company also will announce that it is increasing its restructuring reserve to a range of $550 million to $600 million based on the identification of additional cost-saving measures. This reserve will support the company’s previously announced restructuring efforts for fiscal years 2009 and 2010, which were outlined as part of its third quarter earnings materials and upon completion will result in an approximately 8 percent reduction of the company’s global workforce.  The company anticipates the majority of this reserve will affect its 2009 fiscal year. The company expects the restructuring to reduce future costs by $220 million to $250 million annually, with approximately one-third of that range realized in fiscal year 2010. The full benefit of the savings will be realized beginning in fiscal year 2011.
Presentation slides and a simultaneous audio webcast of Casale’s presentation may be accessed by visiting the company’s web site at www.monsanto.com/investors.  Following the live broadcasts, Monsanto will archive the presentation slides and replays of the webcasts at the company’s web site.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: http://www.monsanto.com.

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Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Note to editors:  Roundup® is a trademark of Monsanto Technology LLC.

Monsanto Company
Selected Financial Information
(Dollars in Millions)
Unaudited

1.
Ongoing EPS: The presentation of ongoing EPS is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and it is not a measure of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following table reconciles ongoing EPS to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2009 Guidance	Fiscal Year 2010 Guidance
Diluted Earnings (Loss) per Share	$3.74-$3.90	$2.92-$3.15
Loss (Income) on Discontinued Operations	($0.02)	—
Restructuring Charges, Net	$0.50-$0.53	$0.15-$0.18
Gain on sale of Sunflower business	($0.04)-($0.07)	—
In-Process R & d Write-Off Related to the Aly Participacoes Ltda Acquisition	$0.19	—
Diluted Earnings (Loss) per Share from Ongoing Business	$4.40-$4.50	$3.10-$3.30